The American Funds Income Series
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$73,671
Class B	$4,263
Class C	$6,884
Class F-1	$3,945
Class F-2	$148
Total	$88,911
Class 529-A	$1,724
Class 529-B	$262
Class 529-C	$689
Class 529-E	$97
Class 529-F-1	$126
Class R-1	$169
Class R-2	$2,064
Class R-3	$2,171
Class R-4	$1,808
Class R-5	$5,664
Total	$14,774

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2288
Class B	$0.1794
Class C	$0.1759
Class F-1	$0.2296
Class F-2	$0.2447
Class 529-A	$0.2254
Class 529-B	$0.1702
Class 529-C	$0.1711
Class 529-E	$0.2061
Class 529-F-1	$0.2400
Class R-1	$0.1738
Class R-2	$0.1751
Class R-3	$0.2039
Class R-4	$0.2273
Class R-5	$0.2482

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	393,607
Class B	29,157
Class C	50,977
Class F-1	18,165
Class F-2	1,189
Total	493,095
Class 529-A	9,697
Class 529-B	1,796
Class 529-C	4,883
Class 529-E	581
Class 529-F-1	589
Class R-1	1,094
Class R-2	13,381
Class R-3	12,248
Class R-4	9,430
Class R-5	24,153
Total	77,852

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.97
Class B	$13.97
Class C	$13.97
Class F-1	$13.97
Class F-2	$13.97
Class 529-A	$13.97
Class 529-B	$13.97
Class 529-C	$13.97
Class 529-E	$13.97
Class 529-F-1	$13.97
Class R-1	$13.97
Class R-2	$13.97
Class R-3	$13.97
Class R-4	$13.97
Class R-5	$13.97